UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 1, 2016

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 403-8125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2016 and January 5, 2016, respectively, Warren Resources, Inc. (the “Company”) entered into Consulting Services Agreements (the “Consulting Agreements”) with each of Jeffrey Keeler, former Vice President of Corporate Development, and Somalya Law PLLC, of which the Company’s former Senior Vice President, General Counsel and Corporate Secretary, Saema Somalya, is the sole proprietor (the “Consultants”), for a transitional period following their respective departures.  Under the terms of the Consulting Agreements, Mr. Keeler will be engaged as a consultant in order to effect an orderly transition of corporate development and human resources matters, and Somalya Law PLLC will be engaged as a consultant in order to effect an orderly transition of legal matters.   The Consulting Agreements for Mr. Keeler and Somalya Law PLLC will commence on January 1, 2016 and January 5, 2016, respectively, and will remain in effect for an initial term through March 31, 2016, unless earlier terminated by the Consultant upon 2 weeks written notice.  After completion of the initial term, each of the Consulting Agreements will continue on a month to month basis under the same terms unless earlier terminated by the Company or the Consultant. During the term of his Consulting Agreement, Mr. Keeler will receive $6,000 per month in compensation plus reasonable expenses. During the term of its Consulting Agreement, Somalya Law PLLC will receive $20,000 in compensation for the first month plus reasonable expenses and $10,000 plus overage up to a maximum of $20,000 per month in compensation for each of the second and third months plus reasonable expenses.

The foregoing does not constitute a complete summary of the Consulting Agreements and is qualified in its entirety by reference to the complete text of the Consulting Agreements, which are attached hereto as Exhibits 10.1 and 10.2.

Item 8.01                                           Other Events.

In addition, as previously disclosed, each of Mr. Keeler and Ms. Somalya was separated from employment with the Company effective December 31, 2015 and Stewart Skelly, the former Vice President and Chief Financial Officer was separated effective November 6, 2015. Each of these former officers was required under the terms of his or her respective Retention Agreement dated October 15, 2015 (each, a “Retention Agreement”) to deliver an irrevocable release in order to receive certain payments and benefits thereunder upon their departure from the Company. In connection with this requirement, each of Mr. Keeler, Ms. Somalya and Mr. Skelly has entered into a Separation Agreement with the Company (each a “Separation Agreement”), pursuant to which each of these former officers provides a release of claims and also a commitment to customary continuing obligations, including without limitation, covenants regarding non-competition, non-solicitation, and non-disclosure. Accordingly, provided that the relevant former officer does not revoke his release prior to January 5, 2016 in the case of Mr. Keeler or January 6, 2016 in the case of Mr. Skelly, as previously disclosed, Mr. Keeler will receive a lump sum cash payment of $306,250 and Mr. Skelly will receive a lump sum cash payment of $275,000. In addition, each of Mr. Keeler and Mr. Skelly will receive reimbursement for a certain period of medical care coverage pursuant to COBRA, which, if elected, will expire on the earlier of the date that the former officer obtains coverage from a subsequent employer, the date that he is otherwise ineligible for continued medical coverage under COBRA and September 1, 2016 for Mr. Keeler and August 6, 2016 for Mr. Skelly. Ms. Somalya’s release was irrevocable upon delivery on December 31, 2015, and accordingly, she will receive a lump sum cash payment of $250,000 and reimbursement for a certain period of medical care coverage pursuant to COBRA, which, if elected, will expire on the earlier of the date that Ms. Somalya obtains coverage from a subsequent employer, the date that she is otherwise ineligible for continued medical coverage under COBRA and September 1, 2016.

The foregoing does not constitute a complete summary of the Separation Agreements and is qualified in its entirety by reference to the complete text of the Separation Agreements, which are attached hereto as Exhibits 10.3, 10.4 and 10.5.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits:

Exhibit Number	Description
10.1	Consulting Services Agreement with Jeffrey Keeler, effective as of January 1, 2016
10.2	Consulting Services Agreement with Somalya Law PLLC, effective as of January 5, 2016
10.3	Separation Agreement with Jeffrey Keeler, dated December 28, 2015
10.4	Separation Agreement with Saema Somalya, dated December 31, 2015
10.5	Separation Agreement with Stewart Skelly, dated December 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARREN RESOURCES, INC.

Date: January 5, 2016	By:	/s/ Frank T. Smith, Jr.
Name: Frank T. Smith, Jr.
Title: Senior Vice President and Chief Financial Officer

Exhibit Number	Description
10.1	Consulting Services Agreement with Jeffrey Keeler, effective as of January 1, 2016
10.2	Consulting Services Agreement with Somalya Law PLLC, effective as of January 5, 2016
10.3	Separation Agreement with Jeffrey Keeler, dated December 28, 2015
10.4	Separation Agreement with Saema Somalya, dated December 31, 2015
10.5	Separation Agreement with Stewart Skelly, dated December 29, 2015